Exhibit 99.1
BFC Financial Corporation and Woodbridge Holdings Corporation
Announce Agreement to Merge
     FORT LAUDERDALE, FL — July 6, 2009 — BFC Financial Corporation (Pink Sheets: BFCF.PK) and Woodbridge Holdings Corporation (Pink Sheets: WDGH.PK) announced today that they have entered into a definitive merger agreement which provides for Woodbridge to become a wholly-owned subsidiary of BFC. Under the terms of the merger agreement, which has been approved by a special committee comprised of Woodbridge’s independent directors as well as the boards of directors of both companies, holders of Woodbridge’s Class A Common Stock (other than BFC) will receive 3.47 shares of BFC’s Class A Common Stock for each share of Woodbridge’s Class A Common Stock they hold at the effective time of the merger. BFC currently owns approximately 22.45% of Woodbridge’s Class A Common Stock and all of Woodbridge’s Class B Common Stock, representing approximately 59% of the total voting power of Woodbridge.
     The merger agreement contains certain customary representations, warranties and covenants on the part of BFC and Woodbridge. The merger agreement also provides for all seven of the directors of Woodbridge who are not also directors of BFC as well as Seth Wise, President of Woodbridge, and Jarett Levan, President of BankAtlantic Bancorp, Inc. and Chief Executive Officer and President of BankAtlantic, to be appointed to BFC’s board of directors in connection with the merger. The current executive officers of BFC are anticipated to continue to serve as the executive officers of BFC following the merger and, in accordance with the terms and conditions of the merger agreement, Mr. Wise is expected to be appointed Executive Vice President of BFC.

     The consummation of the merger is subject to a number of closing conditions, including the approval of the Woodbridge and BFC shareholders. The companies currently expect to consummate the merger prior to the end of 2009.
     JMP Securities LLC acted as financial advisor to BFC’s board of directors, and Allen C. Ewing & Co. acted as financial advisor to the special committee of directors of Woodbridge.
Additional Information and Where to Find it:
BFC and Woodbridge intend to file and furnish to their respective shareholders a joint proxy statement/prospectus concerning the merger. Shareholders of BFC and Woodbridge are advised to read the joint proxy statement/prospectus when it is finalized and distributed because it will contain important information. Shareholders of BFC and Woodbridge will be able to obtain a copy of the joint proxy statement/prospectus and other relevant documents filed with the SEC free-of-charge from the SEC’s web site at www.sec.gov or by directing a request by mail to Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by calling 954-940-4900.
Participants in the Solicitation:
BFC, Woodbridge and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning BFC’s and Woodbridge’s directors and executive officers will be set forth in the joint proxy statement/prospectus relating to the merger. Information concerning BFC’s and Woodbridge’s directors and executive officers is also set forth in their respective proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

About BFC Financial Corporation:
BFC Financial Corporation’s (Pink Sheets: BFCF.PK) current major holdings include controlling interests in BankAtlantic Bancorp, Inc. (NYSE: BBX) and its wholly-owned subsidiary BankAtlantic, Woodbridge Holdings Corporation (Pink Sheets: WDGH.PK) and its wholly-owned subsidiaries, and a non-controlling interest in Benihana, Inc. (NASDAQ: BNHN).
About Woodbridge Holdings Corporation:
Woodbridge Holdings Corporation (Pink Sheets: WDGH.PK), directly and through its wholly owned subsidiaries, seeks to invest opportunistically within and outside of the real estate industry. For further information, please visit the following websites:
www.WoodbridgeHoldings.com
www.CoreCommunities.com
www.CypressCreekCapital.com
www.SnapperCreek.com
Contact Information:
Leo Hinkley, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@WoodbridgeHoldings.com
# # #
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties. These risks and uncertainties include, without limitation, the risks relating to the structure and potential benefits of the merger and the risk that the merger may not be consummated in accordance with the contemplated terms and conditions, or at all, or in the anticipated timeframe, or at all. BFC and Woodbridge caution that the foregoing risks and uncertainties are not exclusive and refer their shareholders to the other risks and uncertainties detailed in reports filed by BFC and Woodbridge with the SEC.